EXHIBIT 10.2
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of October 29, 2007, by and between Sunair Southeast Pest Holdings, Inc., a Florida corporation (the “Company”) and Gregory Clendenin (the “Consultant”).
RECITALS
     WHEREAS, the Consultant is retiring from his position as the Chief Executive Officer of the Company and Middleton Pest Control, Inc. (“Middleton”), a wholly-owned subsidiary of the Company and any other positions held with the Company, Middleton and any affiliated companies (“Affiliated Companies”), effective as of October 29, 2007 (the “Termination Date”) and has resigned from these positions as of the Termination Date;
     WHEREAS, Company wishes to retain the Consultant’s services as a consultant for a period of twelve (12) months after the Termination Date;
     NOW, THEREFORE, the parties intended to be legally bound, hereby and in consideration of the promises contained herein, do hereby agree as follows:
     1. CONSULTANT’S SERVICES. Under the general direction of the Chief Executive Officer of Sunair Services Corporation, the parent company of the Company, the Consultant shall provide consulting services to the Company, Middleton and any Affiliated Companies in his area of expertise or any matters in which he was involved while employed by the Company. These services will include without limitation, consulting in the areas of the pest control and the lawn service industry. Such services shall be provided at such times, locations and by such means as reasonably required by the Company. The Company agrees to provide the Consultant with at least four (4) days notice when his presence is required at the Company’s executive office or any other location. The services shall not exceed twenty (20) hours per week during the first six (6) months of the term and shall not exceed ten (10) hours per week during the second six (6) months of the term.
2. CONSIDERATION.
          2.1 In consideration for the consulting services to be performed by Consultant under this Agreement, the Company will pay Consultant $12,750 per month during the first six (6) months of the term.
          2.2 The Company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists: all travel expenses to and from all work sites, meal expenses, administrative expenses, lodging expenses if work demands overnight stays and miscellaneous travel-related expenses (parking and tolls). Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports in accordance with its general practices.

     3. INDEPENDENT CONTRACTOR. It is understood and agreed that the services which Consultant shall provide hereunder shall be in the capacity of an independent contractor and not as an officer or employee of the Company, Middleton or the Affiliated Companies. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold himself out as an employee of the Company.
     4. CONFIDENTIALITY. In the course of performing consulting services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or Affiliated Companies may consider confidential. This information may include, but is not limited to, information pertaining to the Company, such as financial, statistical, technical, strategic, product, customer, and personnel data, which information, is not generally available to the public, and may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees. The provisions of this paragraph are in addition to, and not in lieu of, any other obligations of confidentiality entered into by Consultant and Company, Middleton and/or any Affiliated Companies.
     5. TERM AND TERMINATION.
          5.1 This Agreement shall commence on October 29, 2007 and shall terminate on October 29, 2008.
          5.2 If the Consultant is in breach of any material provision of this Agreement, the Company shall give the Consultant 15 days prior written notice of the facts and circumstances surrounding the Company’s belief that the Consultant in breach of this Agreement. If the Consultant does not cure the issues raised in the notice within 15 days after receipt of the notice, the Company may terminate this Agreement. The end of such 30 day priod shall constitute the termination date for all purposes of this Agreement.
          5.3 The Company may also terminate this Agreement immediately, if the Consultant is in breach of any of the terms and conditions of the Separation and Release Agreement (“Separation Agreement”) with an effective date of October 29 2007 between the Company and the Consultant.
          5.4 Upon any termination events set forth in Section 5.2 or Section 5.3, the Company will pay, within 30 days after the effective date of termination, all amounts owing to the Consultant for services completed and accepted by the Company prior to the termination date and all related expenses, if submited in accordance with the policies and procedures set forth in Section 2.2 All other agreements that the Consultant has entered into with the Company, including but not limited to the Separation Agreement, will remain in full force and effect.

     6. MISCELLANEOUS.
          6.1 This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.
          6.2 This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company’s successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of his rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.
          6.3 This Agreement shall be governed by the laws of the State of Florida. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.
          6.4 Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or sent via overnight delivery service, where acknowledgment of receipt is required (such as Federal Express, DHL or similar service) to the address that the other party has designated, in writing, as its address for notice under this Agreement.
[Signature on next page]

     IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.

SUNAIR SOUTHEAST PEST HOLDINGS, INC.
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	President

CONSULTANT
/s/ Gregory Clendenin
Gregory Clendenin

4